Exhibit 99.1

Q.E.P. Company, Inc.

Fourth Quarter & Full Year Financial Results Conference Call

June 20, 2006

Operator: Good morning. My name is Cynthia and I will be your conference facilitator today. At this time I would like to welcome everyone to the Q.E.P. Fourth Quarter and Full Year Financial Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Stan Berger. Sir, you may begin your conference.

Stan Berger: Thank you, Cynthia. On behalf of the management of Q.E.P., we are extremely pleased that you have taken the time to participate in our call and thank you for joining us to discuss the Company’s fiscal 2006 fourth quarter and year-end financial results and business outlook.

Before I introduce Q.E.P.’s management I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management’s intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements. It is important to remember that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s annual report on Form 10-K, copies of which may be obtained by contacting either the Company or the SEC.

By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy, please call Paula Siegel at 561-994-5550 and she will send you a copy.

Hosting the call this morning are Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, and Randall Paulfus, the Company’s Interim Chief Financial Officer. They will begin with some brief and initial comments and then open the call up for your questions.

At this time, I will turn the call over to Mr. Gould. Lewis?

Lewis Gould: Stan, thank you very much and let me thank all of the investors and people that supported us during the year and being on the conference call. This is a very tough one because this year I feel like the messenger with bad tidings. There were some wonderful things that happened last year. Sales increased dramatically. We made a very large acquisition for us. We’ve hired a new managing staff. We moved many locations throughout the United States, most of this, under extreme pressure, which is a worldwide problem on commodity pricing because a lot of what we do is based on transportation, certainly copper and our electronic tools, oil and our use of latexes for glues, and it’s been relatively unprecedented. And the good news is that last year is over and we look forward certainly to watching the trends.

The first trends that we’ve seen, at least for the first few months of the quarter, have been positive and better. We’re still analyzing those in great detail but I can tell you the top line. For the quarter sales were up approximately 6 percent, $3 million, and the gross margin is trending upwards. We’ll be able very shortly as we finish the quarter to give you more indications on that but they’re headed in the right direction. Also gross margin dollars are up. I wanted to give everyone on the conference call some basic understanding of what happened last year so you’re better able to understand where we’re headed, because the future’s very bright for us, in my opinion, in where we’re going. I personally feel that I let everybody down by not working hard enough but there’s always Sunday and we’re going to try to do it even better this year.

Last year, for those people who have followed Q.E.P., we made an acquisition of a company called Capitol Adhesives, and when we made the acquisition of Capitol, this was in May of last year, we closed our warehouse in Boca Raton and moved a lot of that material during the hurricane which impacted us to Dalton, Georgia and to Mexico, Missouri where we have our other warehouse. This is an effort to get close to our customers and save on freight. When we did it, it was very costly and the benefits will accrue this year but it was very time consuming. It took management’s view away from doing more day-to-day items and we successfully completed that. We also successfully completed opening our office in China. In Shanghai we have 4,000 feet and we’re located across the street from Home Depot and Loew’s and we’re pleased the way that’s working right now. We have shipped about $3 million through that facility to one of our major customers. We intend to grow that continuously.

Most recently in the last few days one of our large customers in England called Topps Tile with, I believe, about 180 stores, signed an agreement with us. They’ll be working in our office. We’re going to act as agent and Topps is one of our great customers in Europe and we’ll continue to grow with them. We have good plans for that office. There is also a chain of stores in China called Homeway and we’re working closely with Homeway. We’ve quoted them and they’ve got a bid; it looks like we’re moving slowly towards starting to sell them. Hope to have good news on that very shortly.

If you look at our foreign subs, here you’ve got some real basic information on where we are. We have a new CFO in Europe. His name’s Bruce MacClaren. Bruce originally came from Australia and he was managing our operation there. Bruce is English, CEO, I’m sorry, of Europe. Bruce originally was from England, moved his family back for us and now runs all of Europe and we’re in the process right now of doing better in Europe than we’ve done in the past. We’re also in the process of selling our Holland operation to another distributor, finally, and we hope to have that completed. We’re working on the contract language by about mid-July and England is positive. Last year England was not positive and we have a lot of opportunities to keep growing on that side. In France we own a small company called PRCI and we were lucky enough to be awarded something we’re testing right now in some of the stores in Castarama (sp?) which are plumbing tools. It’s a new addition for us on that side of the business and we’re looking very carefully and hoping that we’re very successful.

We have a new managing director in Australia, a gentleman by the name of Craig Clinnick who comes from our industry and Australia’s one of our largest subs. It’s a $30 million sub and we seem to be doing fine as we go forward there. We’ve also, for those people who know the Company, have added a lot of people to a new level of management to make sure that we have better times in the future. We know what we’re doing. Some of the folks, and I’ll name these briefly, Kent Fordik, Vice President of HR; Bob Hirsch, Vice President of IT; Jim Brower, our new Chief Operating Officer; Scott Fitzpatrick, our new Controller; Bruce MacClaren I told you about in Europe; Craig Clinnick and the board is looking for a full-time, permanent CFO. We’re in the process of doing that. We’ve spoken to a number of excellent candidates but we haven’t found the right match yet.

Also during the year, as those people who are aware, we engaged the services of Houlihan Lokey to look for strategic alternatives for the Company. We’ve been working with Houlihan but the board met recently and recognizing what our results look like, the board, I guess unanimously, decided that what we do is temporarily put a hold on doing anything until we work on improving our numbers and the board has given me real strict instructions that we’re going to make, we’re going to do better than we’ve done in the past. These are wonderful people at Houlihan and we have to just do better before we go.

There was one other question that might come up. We took a charge in the fourth quarter of about $1 million increase in the value of put liability. This is probably one of the most complex items that we’re doing. The old formula didn’t work. We applied a different methodology with an outside valuation and management came up with a number that we, that is all subject to change, that we think is the right number. The put liability can continue, I believe, for another four years. Next year we could call it. This year if you’d like you can put it to us and there’s a much better discussion in the 10-K on that and certainly appreciate it.

I do want to tell you that I’m encouraged. I’m encouraged that the trend for the first quarter as we go forward is more positive than we’ve seen in the past. I’m also encouraged by our new initiatives, the roll-out of our underlayment into a major home center continues and we seem to be doing fine. That’s a higher margin item for us. Our adhesive business is generally expanding and at this point we’re not looking to make any acquisitions because we have enough on our plate to finish. In Mexico we’re rolling out additional Home Depot stores. Home Depot and Loew’s continue to surprise us positively with new stores that they’re rolling out on a continuous basis. Just one note, on the last quarter and last year we completed the roll-out with a major home center on a new bay, a bay is an eight or a ten-foot section, of web stores. That was costly for us but I think it’ll pay dividends in the future as we go forward. We’re getting to be a very large supplier on that side of the business. So, I wish I could give you more information and I will as the questions come. I apologize. We’re going to work harder; we’re not sleeping. This is just unprecedented, being at the bottom of the cycle and I’m not blaming this all on the cost of commodities. We could always do better and we’re certainly going to try and it looks like right now a lot of the commodities started to level off and our price increases are now starting to take effect and I hope when we have our quarter results I’ll be able to tell you more positive items, but I’d like very much to open this up right now to questions and see if I can’t give you more insight.

Operator: Thank you. At this time I would like to remind everyone if you would like to ask a question please press star, then the number one, on your telephone keypad. We’ll pause for just a moment while we compile the Q&A roster.

And our first question comes from Kevin of Meadowbrook.

Kevin Greenberg: Hey. It’s Kevin Greenberg. How are you doing, Lewis?

Lewis Gould: Good morning. How are you doing?

Kevin Greenberg: In the first (inaudible) assigned. Hold on a second. Hanging in there and the Mets are doing well so I’m happy.

Lewis Gould: Oh, thank you.

Kevin Greenberg: Question for you having to do with normalized EBITDA. If we were to eliminate some of these one-time charges and the moving expenses, have you figured out what the normalized E, because you really didn’t come out with any EBITDA and you, I’m sure there were a lot of one-time expenses in this loss.

Lewis Gould: (Inaudible) you’ll probably learn a lot of them. It’s because, as a part of the growth what you do is you have the choice of almost buying back the other manufacturer that exists in another retailer, if you will. That contributed an awful lot. The moving (inaudible) three or four hundred containers around last year. We also moved the powder plant. There were a lot of one-timers. By the end of the conference call we’ll see if we can put together a few of the numbers but they ran into the millions of dollars, the charges, and I, it’s very difficult to quantify, you know, exactly what you would call a one-time or we would call a one-timer, but I mean I’ll give, the (inaudible) indication very shortly. As we have the conference call we’ll start scribbling.

Kevin Greenberg: Because I think that’ll be very, very helpful to understand, you know, what this Company is generating in terms of cash flow because I think there’s a lack of understanding out there on it.

Lewis Gould: Well there was, the biggest hit that we had for the audience was, as we downsized Holland, the European labor laws are very different than our laws here and when you downsize you wind up with pension obligations and you wind up with a variety of other factors and it’s very, very expensive to do business overseas because you have two orders. We had an operating loss from Holland for the year of over (inaudible) dollars and then when we decided that we couldn’t take it any longer we charged ourselves about $0.75 million to downsize again, which is a one-timer. Without that massive bleeding in Holland, it would have been better; however, we count that and the put liability was, doesn’t count for taxes but it, depending on how you look at it, may or may not count. But we’re, we’re showing an EBITDA right now for the prior year of about 7.58 million. If you add the add-backs which we’re looking at, Randy’s calculating it now, we’ll come up with some sort of a normalized number.

Randy Paulfus: It’s very comparable (inaudible).

Kevin Greenberg: Okay. Also, actually, you know what; I’ll let other people ask some questions. There were a couple of others that I had but I’ll let other people ask.

Lewis Gould: Thanks, Kevin. Thanks for your support.

Operator: Thank you. Our next question comes from Alan Weber of Robotti & Company.

Alan Weber: Missed, I missed something. You talked about the losses at Holland. What were the losses? I heard something about $0.75 million and I think you said something prior to that.

Lewis Gould: Yes. There is - there was, when we were carrying Holland, their business model wasn’t working and there were normal operating losses in addition to the write-offs that we did. The normal operating losses were more than $1 million and we couldn’t take the bleeding anymore so we decided that we had to be much more aggressive and we downsized the people, we wrote the inventory off. We did all the proper things to get it ready for a sale, which we’re working on right now.

Alan Weber: And, OK, and yet is that, but that’s not counting the discontinued operations. Is that correct?

Lewis Gould: Oh, no, it’s still operating right now. We have a skeleton crew of a few folks that are operating it while we’re preparing it for sale. We have a physical location. We have, I think, a grand total of 2.5 people.

Male Speaker: It’s really a restructuring.

Lewis Gould: It’s a restructuring, if you will, technically.

Alan Weber: Okay. Does, and so the EBITDA you talked about, 7.5 to $8 million, is that what compared to what you reported that looks like $7 million? Is that basically right?

Lewis Gould: Approximately. Our EBITDA was, if you look at it this way, $6 million EBITDA. Holland restructuring 0.75 million, our move was $0.5 million. Houlihan was roughly 200 million. This is in the, I’m sorry, 200,000, with 200 million we’d be really in good shape (inaudible). We’re roughly at 7 million 5. There were other one-timers that (inaudible) out in the fourth quarter. We bought back another competitor’s goods out of a major home center. We paid the freight on that. We did a lot of other things. If you’re looking for those numbers, that’s just going to take a little bit longer to do.

Alan Weber: Okay. And can, then you had mentioned, and (inaudible) me again, on the roll-out, you took a roll-out to the one of the, you know, home centers of a product that lost money last year and I just can’t remember what that was. Can you?

Lewis Gould: Yes. Last year it was our adhesive roll-out. In order to attract the business from this home center we had to buy back the competitor’s adhesive, bring it back and we had to sacrifice that adhesive that we brought back. We paid the freight and when you set up a store, typically, you have set-up charges that mean several hundred dollars a store. How much (inaudible)?

Randy Paulfus: About (inaudible).

Lewis Gould: About 500 a store, and when you do this on a very large number of stores, it’s a killer but for long-term growth if you want to continue to grow your business and continue to grow market share, there’s not much choice in it. So it was a one-time charge. It’s done and we continue to grow our adhesive business now. As we grow the adhesive business we’re buying better or formulating better, we’re looking at different ways to ship our freight, et cetera, et cetera.

Alan Weber: Okay. Okay, great. And I think the other question was, you know you talked about, obviously, the increase in raw material prices. Can you talk about any other good or bad macro trends that you see today? You know, kind of related, if you see any change with the, either change (inaudible) the real estate market or housing market impact you see happen in your Company?

Lewis Gould: Well we’re on both sides of the market. We have on the professional side home building market, if you will, our Roberts line, our O’tool line and another company we own called Stone Mountain and that attracts a lot of the builders through distribution and we get a nice business from that. When housing slows down, traditionally people will start to remodel and fix their homes up. That’s the DIY side of our business, that’s a worldwide business, because pretty much the model we have in the United States, also works in Canada, it works in Mexico and in Australia where approximately as a, maybe half of our business is DIY and half of our business is pro. The numbers are slightly off so if one side of the business generally the other side generally picks up. We’ve had those cycles for a number of years. The overriding cycle was the cost of transportation and oil, which made our life just absolutely miserable last year because a lot of our suppliers are major companies like BASF, Exxon, Mobile, et cetera and it was very, very difficult to negotiate stable pricing with them. We did go to our major customers and it takes a little bit of time to get price increases, but the price increases are starting to flow through now. I told you at the beginning of the conference call the trend to positive upward.

Alan Weber: Okay great, thank you very much.

Operator: Our next question comes from Gregg.

Gregg Hillman: Yeah hi, it’s Gregg Hillman good morning.

Lewis Gould: Good morning Gregg, how are you?

Gregg Hillman: Good thanks, just one question about the press release. In that one paragraph where it says gross profit for in fiscal 2006, it says the gross profit in the fourth quarter was 28.1% versus 24.1% in fiscal ‘05, and the next sentence after that, it says decline in gross profit for both the fourth quarter and full year continued, is that inconsistent.

Lewis Gould: What happens is, the fourth quarter is always a funny for us, but we’ve had roll-outs both years. In the prior year, it would be adhesive roll-out at that time and the adhesive roll-out we didn’t do well on the adhesive roll-out. We rolled it out knowing we weren’t going to make a great deal of money and we rushed to do that if you will, and we took hit. This year we rolled out our web stores and during the roll-out we were penalized for that also. However, if you look at the whole year, because it was more normalized the whole year, you get the effect of the higher gross margin.

Gregg Hillman: Okay, but it says in the sentence that - it may be just a typo because it says profits declined in both the fourth quarter and full year, but according to the sentence gross profit went up in the fourth quarter, according to the first sentence (inaudible).

Lewis Gould: (inaudible) correct.

Gregg Hillman: Okay, the other point was I guess about, well a couple of things. Number one about glues, I mean is your, has there been any competitive response in terms of adhesives by the people you’re competing with.

Lewis Gould: Actually, believe it or not, I think that, I don’t know how they think, you know. I’m not in their boardroom, but from we see in the competitive marketplace, people like our brand name, they like our glues. We’re very responsive. The glue business in growing for us, (inaudible) is growing all over, it’s growing in Canada, it’s growing in our plants. The best thing we probably did to be in the glue business, which didn’t show last year in the short period of time we owned it, was the Capitol acquisition. We needed the ability to have the formulas. We needed the ability to have the second brand name, the Capitol name, we needed the ability to have actually more adhesive online because adhesive it works both for new construction and for remodelling. But I really think being a selling and marketing organization also, we’re doing just fine with what we’re doing and we keep getting better at it. We’ve, we learned it better everyday what it means to be a large manufacturer of adhesives and I believe with all the safe harbor statements and everything else, we’re probably now one of the top 10 largest manufacturers of these speciality types of adhesives in North America, and we keep getting better at it. We’re going to figure it out better each and every day and it’s a regular topic of conversation here of how we can become more efficient.

We have contracts with now many of our large suppliers, protecting us from very large price swings. We’re constantly working on formulation. Our new COO, Jim, has centralized our R&D research. We’ve put one person in charge of that who is our glue czar, if you will, a gentlemen who came from the Capitol acquisition. We do private label glue for a lot of very famous people, and it’s becoming a good segment for us because the glue and the other items we sell makes us the guy you want to go to when you talk about walls and floors. That’s what we want to be known for, and we want to continue to trend. We’ve seen positive trend. We constantly fight internally about what we can do to push the margins up and we realize that this is a commoditized business, but nothing goes straight up.

Gregg Hillman: Okay. And, a totally different subject it’s about cash flow. We you cash flow positive for the year?

Lewis Gould: I’m going to let Randy speak to that.

Randy Paulfus: Cash flow positive. Yes, we were, to a minimal degree we were cash flow positive for the year yes.

Gregg Hillman: So you were near breakeven in terms of cash flow for the year.

Randy Paulfus: Essentially yes.

Gregg Hillman: Okay, and how about for the fourth quarter. Did that improve in terms of the cash flow?

Randy Paulfus: No, it was about breakeven through the fourth quarter as well. Now we were funding this through additional debt and so on, but additional cash needs were taken care of by additional debt.

Gregg Hillman: Okay. And speaking about debt and just your (inaudible) working (inaudible) execute your business plan in the fiscal year we’re in right now. I know you want to do a build out of some Harmony, manufacturing equipment, you know maybe in Canada and things like that. And could you just talk about that. How are you going to pay for that and I mean, and talk about your covenants a little bit and what your cap ex plans are for the year going forward, and what are your plans with Harmony in particular.

Lewis Gould: Our cap ex is usually is very moderate. We make the Harmony underlayment in a plant in Naperville, Illinois and we pay freight now from Naperville to our distribution centers in the United States. We’re planning in August to relocate that facility to Dalton, Georgia and will be in charge for the moving in Dalton, but we believe that the cost savings by having it, by eliminating that freight and having a different type of management will be significant for us because we’ll be right at the point of distribution with the Harmony.

Right now Harmony is in major home center, about 700 stores, and Harmony also is being private labeled for two major companies that make laminate flooring. We got, in fact yesterday one of the companies who placed for us a nice sized order, $70,000 order just yesterday. Plus Harmony is also in a major home center all over Canada. Our plans for Harmony are to continue to let it grow, either to a very nice profit item for us. We’re pushing it. We plan to have more efficiency by having this in Georgia and we’re going to make that one of our major growth categories because laminate flooring is one of the fastest growing areas. I think it’s laminate flooring, ceramic tiles. Carpeting is probably maybe growing 2%, maybe a little bit stagnant, but for us we’re going to ask one of our major home centers very shortly to expand that business. We do know that since the Harmony and our other underlayment products have been in this major home center, the trends have been up. We’re very pleased about it. I’d rather not give you exact numbers, but they certainly are up over the other product that was in there before and the stuff works just great. It’s a terrific product.

Gregg Hillman: Okay thanks. I’ll get back in the queue.

Operator: Thank you. Once again, if you would like to ask a question, please press star and the number one. Our next question comes from David.

David Hirschman: Hello. Good morning, it’s David Hirschman.

Lewis Gould: Good morning. What company are you from David?

David Hirschman: Newbridge. I’d like to ask you a question. In the last two years the stock price has been cut in half while the sales have grown substantially.

Lewis Gould: Okay. I guess I’m saying why. I’m not sure what the question is. David, operator?

Operator: We seem to have lost David from the queue. We’ll just go ahead with our next question.

Our next question is coming from Alan Weber of Robotti & Company.

Alan Weber: Oh hi, this is a follow up. You know when you look at, you talked about last year with the commodity price and like that and you talk a lot about have a lower gross profit margin that you had four or five years ago and I’m wondering when you look at the company today, you know even if the gross profit margins don’t reach the levels that were there in ‘02 or ‘03 or even ‘04, will there be improvements on marketing, G&A, so that the operating margin of the company can reach the higher levels, or that’s just not in the plan anymore.

Lewis Gould: Good question. Obviously, whatever we can do in those areas we have to do a lot of on the operations side. There’s not a question about it. One of the things that happened, and you find in a lot of growth companies, is the fact that it’s always had on in order to make more glue (inaudible) mix cap ex. In order to comply with some of the FAS things and find out what we’re doing, we need more accounting people. As we grow in the glue business we need better R&D people. A lot of that was thought leveling off as we go along. We’re no longer looking for positions as we did previously. We also had unfortunately for us last year, we had loses in our English subsidiary. Australia probably could have done better. We were rolling out a lot of new stores in Mexico, Mexico and we made a lot of improvements in our own internal operations, whether it was moving up the quality of people, the racking, the internet progress that we’re working on, our printed material, et cetera, it was all like a perfect storm because what we tried to be is what you want us to be and that is a public company, and there’s a cost to being a public company, whether it’s the legal side of the cost or the accounting side of the cost, or the methodology of doing business. We have done all of that.

I have the biggest stake in making sure that we earn money, and we do want to earn money, and we do want to watch our costs very, very carefully, and I haven’t gotten a bonus in the last few years, and I don’t think I’m getting a bonus in this year either because we just didn’t do well. However, I’d like to see that bonus arrangement come in, not only for myself, but for all the people that are working very hard for the company and all of us who are here know that this is a long term view for a company this size. It’s located in Boca Raton and be on the NASDAQ and to have subs all over the world, manage them fairly successfully, manage the two major home centers. This stuff is not on the balance sheet however, the fact that we sell the two giants. If you don’t sell them, you can’t be around, so we have more square footage than a lot of our competitors. If you go into one of them the really great guy, the I won’t tell you which on, you might count 51 (inaudible) in one of those, if you go into the other guy, he’s terrific, he’s working with us building up electric tools, and we’ve got about 20 some odd feet there. You look at other people we complete with, they don’t have that and we poured blood into making this happen and we’ve sacrificed a lot of the short term profits to make this happen.

Long term we believe that our relationships with these people are continuing to grow. That we provide value, that we provide all the things that you don’t see in the numbers because we spend an inordinately large amount of management time making sure that only good things happen. What I’m telling you in a nutshell is, yes we want to improve it. Are we ever going to get back to where we were? Well we need a couple of things to happen. We’d like interest rates to fall a little bit, that would be just terrific. Commodity prices to level off a little bit, for Mr. Cox at the SEC to maybe look at the impact that 404 is going to have on small companies, like us. We just need a little bit of time with positioning ourselves for the future, where we actually have closed our Calhoun,

Georgia, powder plant, moved it to Dalton. We’re closing our plant in Naperville, Illinois. We’re doing all the right things to consolidate our own operations and consolidate our head count.

We’ve also – one of our competitors on the phone, Loren, he’s doing a better job that we are in a particular category so maybe we’re looking carefully at even exiting that category. We’re fine-tuning everything we do. The thing I’m telling you is we don’t sleep. I never slept before the conference call because I had to come before you guys and say “we didn’t do a good job” and I apologize for that. We’re going to do a better job this year and we’re going to come back to you and work towards that goal of getting there. Gee, when I was there and we made all of that money, I felt a lot better and I don’t feel so good right now until we do it and we’ll try to do it.

Alan Weber: Oh, okay. Well I hope you do feel better for everybody but you know, you mentioned this SOX 404. What are your costs going to be for the next year or two?

Lewis Gould: Well, we’re okay right now; we’re not an accelerated filer. I thing we have, I don’t know, 14 months or so before implementation. The board is very concerned about it as I am. That was one of the reasons we spoke to our strategic - Houlihan Lokey to come up with some ideas and we recognize it.

It’s probably a good thing in the long run for all companies to be compliant. Real fraud, I don’t know if someone has an intention to committing fraud. It’s still going to be hard to find. We need more information on a constant basis. The problem is that, as you say, the cost. We’re looking at all of the issues, constant discussion. We want to do it right. We have good advisors. You know, we’ve been with Brad Thornton for over 20 years now, the same auditor, and we all talk about the same thing and I don’t have an answer for you, but I’ll tell you what, at the next conference call we’ll have a better handle on an answer for you. I’m writing it down and you deserve one. I don’t have an answer right now. We have plenty of time and we’ll try to come up with the right formula for a company this size.

Alan Weber: And my last question is just as a follow-up on that. Have you considered like a lot of other companies, de-registering so you don’t have to actually incur those costs?

Lewis Gould: Boy, that’s a tough thing. That hasn’t been a lot of deep thought. Remember, I’m a shareholder also. I have close to 50%. I’d like to share price too, (inaudible) can retire one day. I’m not sure that’s the right thing. That’s certainly an alternative but that would be for the outside board members and ourselves to really have a more serious discussion. We haven’t looked at that in detail where we can come to a conclusion on that.

Alan Weber: Okay, great. Thank you.

Lewis Gould: Thank you.

Operator: Thank you. Our next question comes from David Hirschman of Newbridge Capitol.

David Hirschman: Got a question again. Hopefully all can hear me this time.

Lewis Gould: No problem.

David Hirschman: Okay. Want to get back to…two years ago the company reported 143 million in revenues; stock was in the mid to high teens. This year you report 213 million approximately in revenues and the stock is a little more than half that price. It seems to me, and I have to ask a hard question, as the company has grown top line, the bottom line hasn’t been addressed and there seems to be a lot of fluid situations going on. To me, the greatest concern is the lack of a CFO, a permanent CFO. We’ve heard about strategic alternatives being discussed and yet there’s been nothing final. So with all these changes happening, I’m surprised it’s taken this long to address to me, what is the greatest problem. It seems very akin to, in a powerboat race down here, you have a driver and a throttle man. We have a driver, we don’t have a throttle man and I’d really like to get a handle on how and when you plan to have this situation resolved. Thank you.

Lewis Gould: Thank you, David. That’s a fair question and I can tell you that we tried last year with a search. We didn’t find the right fit. We’re moving closer to having that resolved very shortly. We do recognize what you’re saying. I’d like the stock price to go up; it affects me greatly and I understand what you’re saying. We have to address the bottom line. I cannot argue with you; we have to do better and we are going to do better. I hope to have that search for the CFO concluded shortly and we’ll have a conference call again shortly in the first quarter and hopefully we’ll have some information for you at that time. I can’t argue with you; we’re growing very fast and you know one of the problems with growth is that you have growth - growth creates its own problems. You need more working capital; you need more bodies to handle it. No argument; you’re right, we’re going to do better and I apologize to you.

David Hirschman: Okay well thanks for addressing.

Operator: Our next question comes from Dan Noll of Lincoln Asset Management.

Dan Noll: You know there’s a paragraph in the release about increased rebates associated with higher sales to the home centers. Could you just explain that and quantify it to the best you can as to what it cost you?

Lewis Gould: Yes it was about 500,000 additional this year. As you grow they get a fixed percentage of the volume so as your volume continues to grow you wind up paying them a little, them you know who they are more money for that continued growth (inaudible). Plus the fact if you want to do some very special things, one way you can do that is by increasing the rebates and you know seeing if you can get more business, profitable business but it’s just strictly last year we had two things happen. We increased the rebates slightly to one of the home centers and also our volume went up you know 40 some odd million dollars last year.

Dan Noll: Well I mean are you, are you kind of locked into that kind of a deal? Is it possible to - I mean because since your gross margins are kind of consistently shrinking and the volume increases seem to be, seem to be you know questionable value, is there anyway to, is there any alternative to that strategy on the compensation?

Lewis Gould: It’s a tough question to answer; probably not. With the home center segment of our business, about half of our business, it’s really a tough thing. It’s almost entitlement for these guys and we’re not alone in that. I think the whole universe that sells most to home centers has that. Our challenge has to be on the operational side where we’re going to be more efficient, ship better. Mr. Hirschman a minute ago says you know where are you guys on the bottom line? Well we have to work on our shipping, our warehousing, our purchasing, our supply chain. That’s where it will be and we have to find products that we can demonstrate to the home centers that sell and that have better margins.

The roll out of the glue affects the gross margin increasingly because the glue is almost a commodity if you will and it’s based on primarily very little labor and an awful lot of raw material costs. I believe the raw typically material costs on adhesives may be as high as 65%, 70%. So as that business grows there’s increasing pressure on margin. What we’ve done to negate that is the following. We’re shipping wherever we can from China. This is our first year that we’ll have a full year shipping direct from China, and we’ve asked our subs all over the world now have to at least give our Chinese office first shot at buying from there, that’s number one. So we’re looking at supply chain issue.

We believe that we’ve made some progress in the first quarter. There’s a trend for the first two months that the gross margin is up because we’re smarter, we’re buying better and we’ve applied for price increases which you’ll see throughout the year. As far as the rebates it looks like they’re going to be fixed for, that’s just the nature of the business if you will.

Dan Noll: Okay I wanted to ask you about…

Lewis Gould: I wish there was a way but they don’t.

Dan Noll: I wanted to ask about where you stand with the lenders. They’ve given you waivers to your covenants. Normally in my experience they extract some sort of price for those things. What was - what was your price in order to get the wavers?

Lewis Gould: I would like to congratulate the lenders who are on the conference call so if I don’t say something nice about them after this they’re going to send me poison pen letters. Our cost was almost zero. These people have been with us a very long time; they have faith in the company. We paid some legal bills but you know we have not bled profusely if that’s the question. They understand our business.

Randy Paulfus: The interest rate did go up.

Lewis Gould: The interest rate did go up by a few points in the box but nothing dramatic.

Dan Noll: Well a few points on your debt level is…

Lewis Gould: I mean basis points, hundreds of points.

Dan Noll: Okay.

Lewis Gould: I’m not talking, you’re correct.

Dan Noll: Okay.

Lewis Gould: So you got me.

Dan Noll: Okay can you give us an estimate of what the interest expenses are going to be for fiscal ‘07?

Lewis Gould: If you hold on a second we’ll give you an approximation. When the going gets tough now we’ve got papers not that.

Dan Noll: Okay well while you’re looking I was also curious as to how much you had to pay Houlihan Lokey so far in order to do their search or their, I’m sorry their analysis?

Lewis Gould: I don’t know if I’m allowed to say that publicly but I can tell you this. They’re paid for some of their work in front and the balance on a success fee. We haven’t been successful yet so they haven’t collected all of their money, but it was a moderum - a moderate amount if you will; nothing that’s sinking the company.

Dan Noll: Okay and I gather that you’ve suspended your guidance policy during this period and I understand that but can you give us an, do you expect that the, as you look at ‘07 could you give us an idea what color the bottom line is going to be?

Lewis Gould: First I’ll answer your first question. The interest expense will be about 2.7 to $2.8 million approximately.

Dan Noll: Okay.

Lewis Gould: I happen to prefer the color blue, it’s a forward-looking statement. The first couple of months I don’t know anything more than that. I don’t know the quarter. Safe harbor and I’m screaming at everything else saying - I can tell you that the trend is upward for the first couple of months. We haven’t finished the quarter. We do know pretty much our breakeven we’re above breakeven for the third month of the quarter we’re working on. We hope that the next time you’ll hear will be a champagne call but we’re working on that.

Dan Noll: Okay and just one more question. You’ve got a kind of funny looking tax line. You’ve got a big positive tax expense for the year with a loss. I know that the Put liability is not deductible and that explains part of it but it looks like there’s more there that maybe you could help us with.

Lewis Gould: I’m putting Randy on.

Dan Noll: Okay.

Randy Paulfus: There was another, there were tax reserves that were taken to - in the amount of about $400,000 which were tax expenses not related to any income.

Dan Noll: Can you explain that Randy, what it, what you did?

Randy Paulfus: What it means is that we had certain deferred tax assets that were, that related to foreign loss carry forwards and that we took a reserve for those foreign loss tax carry forwards that we believed would not be available to us in the future. So it was a full, it was a tax expense if you will, not related to a taxable income.

Dan Noll: Okay and how about the cash portion of those taxes. Is that?

Randy Paulfus: Well.

Dan Noll: Is that a check you’re going to have to write or maybe already written?

Randy Paulfus: No.

Dan Noll: Non cash.

Randy Paulfus: No it’s a check that we thought we were going to not have to write but now we believe that in the future we may have to write. In other words it was a deferred tax asset that was reserved.

Dan Noll: And how far in the future would that be. Is that on the table for ‘07?

Randy Paulfus: No, no it would have been some time greatly in the future.

Dan Noll: Thanks very much.

Lewis Gould: Thank you.

Operator: Thank you our final question comes from Gregg Hillman of First Wilshire Securities.

Gregg Hillman: Hi again.

Lewis Gould: Good morning Gregg.

Gregg Hillman: Hi just a couple points. Number one, in terms of SG&A what percentage is variable and what percentage is fixed?

Lewis Gould: Randy.

Randy Paulfus: That’s a number we’ll have to get back to you on. I really haven’t looked at that. With the fact that change is happening so quickly it’s tough. So I actually have to get back to you on that.

Gregg Hillman: Okay that’s fine. The other thing about the whole question of, you know, organic growth you know versus growth from, I don’t know pipeline fill or acquisitions. Could you talk about that in the fourth quarter?

Lewis Gould: There were no acquisitions in the fourth quarter. Organically we’ve had a good deal of growth in that quarter. Could you tell me what the actual dollars were in the? The growth in the fourth quarter was 9 million bucks year-over-year if you will.

Gregg Hillman: Yeah.

Lewis Gould: And amazing, a lot of that was a rollout, all organic growth. It was primarily saws and adhesives in two different home centers.

Gregg Hillman: So a lot of it was like pipeline fill or whatever, stocking the shelves to begin with, so it really wasn’t organic growth.

Lewis Gould: Well some of it was but also the sales of these products was, is continued. It was not only just rolling out. We’ve seen that trend continue in this quarter also.

Gregg Hillman: What would you say organic growth is, you know, for like you know categories that have been around for you know like a year or more?

Lewis Gould: Well for us when you take a look at the Harmony which is going to be hopefully one day fall over we’ve barely scratched the surface. We have a very small number of locations and stores selling although they probably number in the thousand. The market size for that is quite large because we can do it both on an OEM basis and a retail basis. So we’re looking at that. On the electric tools that we sell we’re rolling out new types of tools in home centers and we’re also rolling these out on our commercial side of the market.

We also have two opportunities, and this is a forward-looking statement, I have no idea if this is going to happen, but I’m encouraged by the possibilities that in China we should have our first little chain in the next month. And we have a strong possibility, and this is leading question, a leading answer, in England I believe that we’re going to get a pretty significant chain in England shortly. We did win, I’m told, a review of electric saws from a large company in England and there’s going to be 20 or 30,000 saws rolling through that company also.

So the categories that we’re in, Harmony growth, electric tools tremendous, miscellaneous tools, that’s plumbing tools, are moderate to small. Finishing stores that are coming out for example, which I am counting as organic growth; both Home Depot and Loews announced a number of stores that are opening this year. We’ve got a significant portion of them. I think it was 165 or 70 for Home Depot, maybe the same thing for Loews. Loews announced that they’re opening in Canada. We were selected for the vendor for

Canada for the initial rollout of the Loews stores et cetera. I’m encouraged by the potential in the future. We sell good people that pay us on time and we continue to grow our business. We have to, as David at Newbridge said, you know work on the bottom line a lot and that’s getting to be a fixation around here.

Gregg Hillman: Okay and just I guess one last comment about you know selling the company or whatever, doing a leverage buy option like that. If you ever were to do that you know some day in the future I just recommend that you line up all strategic buyers and all financial buyers and you know, bid you know the company you know for the best interest to the shareholders. But I don’t think you’re anywhere near you know that because you’re not, your earnings power doesn’t reflect what you’re able to do and what you will be doing in the next couple of years.

Lewis Gould: I think you answered the question. Yes we’re going to work on our earnings and work very hard at it.

Gregg Hillman: Okay thanks Lewis.

Lewis Gould: Thank you for your support for all these years.

Operator: Thank you; there are no further questions coming from the telephone audience.

Lewis Gould: I’d like to thank everyone for attending the conference call. Certainly appreciate it. I’m going to be able to sleep tonight but we’re going to work as hard as we possibly can. Thank you for the support. I want to thank all of our employees who also worked very hard this year and our officers and directors. Thanks everybody. Thank you for your faith in us and God bless America. See you soon.

Operator: This concludes today’s Q.E.P. first quarter and full year financial results conference call. You may disconnect your lines and have a great day.

Reconciliation of net income (loss) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Recurring EBITDA

	2006	2005
Net income (loss)	$(1,246)	$3,955

Add: Interest expense	2,498	1,537
Provision (benefit) for income taxes	922	(119)
Depreciation and amortization expense	3,906	3,258

EBITDA	6,080	8,631

Approximate restructing costs	750	-
Estimated costs of facility consolidation	500	-
Approximate additional professional fees	200	-

Recurring EBITDA	$7,530	$8,631